Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 20, 2021, with respect to the financial statements of Candela Medical, Inc., in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-259981) and related Prospectus of Candela Medical, Inc. dated October 19, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 19, 2021